Exhibit 5.1

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290 www.lw.com
Austin	Milan
Beijing	Munich
Boston	New York
Brussels	Orange County
Chicago	Paris
Dubai	Riyadh
Düsseldorf	San Diego
Frankfurt	San Francisco
Hamburg	Seoul
Hong Kong	Silicon Valley
Houston	Singapore
London	Tel Aviv
Los Angeles	Tokyo
Madrid	Washington, D.C.

November 4, 2026
Arcutis Biotherapeutics, Inc.
3027 Townsgate Road, Suite 300
Westlake Village, CA 91361

Re: Registration Statement on Form S–3 (No. 333–293736); Up to $200,000,000 of shares of common stock, par value $0.0001 per share

To the addressee set forth above:

We have acted as special counsel to Arcutis Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance from time to time of shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company having an aggregate offering price of up to $200,000,000, by the Company pursuant to an amended and restated sales agreement dated November 4, 2026 (the “Sales Agreement”) between the Company and TD Securities (USA) LLC. The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 25, 2026 (Registration No. 333–293736) (as so filed, the “Registration Statement”) and are being offered pursuant to a base prospectus dated February 25, 2026 included in the Registration Statement (the “Base Prospectus”) and a prospectus supplement dated November 4, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

November 4, 2026 Page 2
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof upon the completion of all Corporate Proceedings (as defined below) relating to the Shares, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in accordance with the Corporate Proceedings and the terms of the Sales Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL; (ii) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation; and (iii) certain terms of the Shares to be issued by the Company from time to time will be authorized and approved by the board of directors (the “Board”) of the Company or one or more committees thereof established by the Board with the authority to issue and sell Shares pursuant to the Sales Agreement in accordance with the DGCL, the certificate of incorporation and the bylaws of the Company and certain resolutions of the Board and one or more committees thereof (with such approvals referred to herein as the “Corporate Proceedings”) prior to issuance thereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP